Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q4 and FY 2023 Results

Full Year Highlights
•Net revenues for the full year increased +14.4% driven by Organic Net Revenue1 growth of +14.7% with underlying Volume/Mix of +1.3%. For the fourth quarter, Net revenues increased +7.1% driven by Organic Net Revenue1 growth of +9.8% with underlying Volume/Mix of -0.4%
•Diluted EPS was $3.62, up +84.7%; Adjusted EPS1 was $3.19, up +19.0% on a constant currency basis
•Year-to-date cash provided by operating activities was $4.7 billion; Free Cash Flow1 was $3.6 billion, up +$0.6 billion vs prior year
•Return of capital to shareholders was $3.7 billion; increased dividend per share by 10%
•Closed the divestiture of our developed market gum business for $1.4 billion
•Expecting for 2024 an on-algorithm year for Organic Net Revenue, Adjusted EPS and Free Cash Flow, with revenue growth at upper end of 3-5% range

    CHICAGO, Ill. – January 30, 2024 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its fourth quarter 2023 results.
    “Our 2023 results underscore the strength of our execution, the importance of our investments and the resiliency of our portfolio, footprint, categories, and brands. We delivered double-digit top-line and earnings growth for the year, leading to strong cash flow generation and capital return to shareholders. Our growth was balanced across developed and emerging markets, with robust performance in all regions," said Dirk Van de Put, Chairman and Chief Executive Officer. “As we enter 2024, we continue focusing on strong execution, supported by a significant increase in investments behind our brands, capabilities, and talent. We remain confident that we are well positioned for sustainable top- and bottom-line growth in the years ahead.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q4 2023	% Chg vs PY	Q4 2023	Vol/Mix	Pricing
Quarter 4
Latin America	$1,262	24.5%	28.6%	2.1 pp	26.5	pp
Asia, Middle East & Africa	1,736	4.5	7.9	(0.2)	8.1
Europe	3,538	10.2	11.6	3.3	8.3
North America	2,778	(1.1)	1.9	(5.5)	7.4
Mondelēz International	$9,314	7.1%	9.8%	(0.4)pp	10.2	pp
Emerging Markets	$3,580	7.8%	14.9%	1.2 pp	13.7	pp
Developed Markets	$5,734	6.7%	6.6%	(1.3)pp	7.9	pp

Full Year	FY 2023		FY 2023
Latin America	$5,006	37.9%	34.8%	3.8 pp	31.0	pp
Asia, Middle East & Africa	7,075	4.6	11.7	3.1	8.6
Europe	12,857	12.6	14.5	0.7	13.8
North America	11,078	14.4	9.5	—	9.5
Mondelēz International	$36,016	14.4%	14.7%	1.3 pp	13.4	pp
Emerging Markets	$14,011	15.0%	20.4%	2.8 pp	17.6	pp
Developed Markets	$22,005	13.9%	11.1%	0.4 pp	10.7	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q4 2023	vs PY (Rpt Fx)		Q4 2023	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$3,470	12.8%		$3,533	15.5%		17.4%
Gross Profit Margin	37.3%	1.9	pp	38.0%	2.3	pp
Operating Income	$1,193	43.0%		$1,403	11.6%		12.2%
Operating Income Margin	12.8%	3.2	pp	15.1%	0.4	pp
Net Earnings [2]	$950	63.0%		$1,150	22.9%		22.6%
Diluted EPS	$0.70	66.7%		$0.84	23.5%		23.5%

Full Year	FY 2023			FY 2023
Gross Profit	$13,764	21.7%		$13,334	15.5%		18.8%
Gross Profit Margin	38.2%	2.3	pp	37.5%	0.3	pp
Operating Income	$5,502	55.7%		$5,634	15.3%		19.2%
Operating Income Margin	15.3%	4.1	pp	15.9%	0.1	pp
Net Earnings	$4,959	82.5%		$4,371	13.1%		17.5%
Diluted EPS	$3.62	84.7%		$3.19	14.3%		19.0%

Full Year Commentary

•Net revenues increased 14.4 percent driven by Organic Net Revenue growth of 14.7 percent, incremental sales from the company's 2022 acquisitions of Clif Bar and Ricolino and incremental sales from a short-term distributor agreement, partially offset by unfavorable currency and the impact of a divestiture. Organic Net Revenue growth was driven by both pricing and favorable volume/mix.

•Gross profit increased $2,452 million, and gross profit margin increased 230 basis points to 38.2 percent primarily driven by favorable year-over-year change in mark-to-market impacts from derivatives, an increase in Adjusted Gross Profit1 margin, lower acquisition-related costs, lapping prior-year inventory step-up charges and lapping prior-year incremental costs due to the war in Ukraine. Adjusted Gross Profit increased $2,171 million at constant currency, and Adjusted Gross Profit margin increased 30 basis points to 37.5 percent due to pricing, lower manufacturing costs driven by productivity and favorable product mix, partially offset by higher raw material and transportation costs.

•Operating income increased $1,968 million and operating income margin was 15.3 percent, up 410 basis points primarily due to favorable year-over-year change in mark-to-market gains/(losses) from currency and commodity hedging activities, lapping prior-year acquisition-related costs, lower impact from the European Commission legal matter, lower incremental costs due to the war in Ukraine, gain on divestiture, lower intangible asset impairment charges, higher Adjusted Operating Income margin and lapping prior-year inventory step-up charges. These favorable items were partially offset by higher acquisition integration costs and contingent consideration adjustments, higher divestiture-related costs and higher remeasurement loss of net monetary position. Adjusted Operating Income increased $939 million at constant currency while Adjusted Operating Income margin increased 10 basis points to 15.9 percent, driven primarily by higher net pricing, lower manufacturing cost driven by productivity, SG&A leverage and favorable product mix, partially offset by input cost inflation and higher advertising and consumer promotion costs.

•Diluted EPS was $3.62, up 84.7 percent, primarily due to an increase in Adjusted EPS, a gain on marketable securities, favorable year-over-year change in mark-to-market impacts from currency and commodity derivatives, higher net gain on equity method investment transactions, lower impact from the European Commission legal matter, lapping prior year acquisition-related costs, lapping prior year incremental costs due to the war in Ukraine, a gain on divestiture, lapping prior year loss on debt extinguishment, lower intangible asset impairment charges and lapping prior year inventory step-up charges. These favorable items were partially offset by higher acquisition integration costs and contingent consideration adjustments, higher equity method investee items, higher negative initial impacts from enacted tax law changes, higher remeasurement loss of net monetary position, lower operating results from divestitures, higher divestiture-related costs, lapping prior year 2017 malware incident net recoveries and higher Simplify to Grow program costs.

•Adjusted EPS was $3.19, up 19.0 percent on a constant currency basis driven by strong operating gains, lower interest expense, fewer shares outstanding and dividend income from marketable securities, partially offset by higher taxes and lower benefit plan non-service income.

•Capital Return: The company returned $3.7 billion to shareholders in cash dividends and share repurchases.

Fourth Quarter Commentary

◦Net revenues increased 7.1 percent driven by Organic Net Revenue growth of 9.8 percent, incremental sales from the company's 2022 acquisition of Ricolino and incremental sales from a short-term distributor agreement, partially offset by unfavorable currency and the impact of a divestiture. Organic Net Revenue growth was driven by pricing, marginally offset by unfavorable volume/mix.

◦Gross profit increased $395 million, and gross profit margin increased 190 basis points to 37.3 percent primarily driven by an increase in Adjusted Gross Profit1 margin, favorable year-over-year change in mark-to-market impacts from derivatives, lapping prior year inventory step-up charges and lower divestiture-related costs, partially offset by the impact of a divestiture and lapping prior-year 2017 malware net recoveries. Adjusted Gross Profit increased $531 million at constant currency, and Adjusted Gross Profit margin increased 230 basis points to 38.0 percent due to pricing and lower manufacturing costs driven by productivity, partially offset by higher raw material and transportation costs.

◦Operating income increased $359 million and operating income margin was 12.8 percent, up 320 basis points primarily due to lower impact from the European Commission legal matter, gain on divestiture, higher Adjusted Operating Income margin, favorable year-over-year change in mark-to-market gains/(losses) from currency and commodity hedging activities and lapping prior-year acquisition-related costs. These favorable items were partially offset by higher acquisition integration costs and contingent consideration adjustments, the impact of a divestiture, lapping prior-year 2017 malware net recoveries.and higher remeasurement loss of net monetary position. Adjusted Operating Income increased $153 million at constant currency while Adjusted Operating Income margin increased 40 basis points to 15.1 percent, driven primarily by higher net pricing and lower manufacturing cost driven by productivity, partially offset by input cost inflation, higher SG&A and higher advertising and consumer promotion costs.

◦Diluted EPS was $0.70, up 66.7 percent, primarily due to lower impact from the European Commission legal matter, an increase in Adjusted EPS, a gain on divestiture and favorable year-over-year change in mark-to-market impacts from currency and commodity derivatives. These favorable items were partially offset by initial impacts from enacted tax law changes, lapping prior-year operating results from divestitures, higher acquisition integration costs and contingent consideration adjustments, higher remeasurement loss of net monetary position, lapping prior-year 2017 malware incident net recoveries, higher divestiture-related costs, higher Simplify to Grow Program costs and higher equity method investee items.

◦Adjusted EPS was $0.84, up 23.5 percent on a constant currency basis driven by strong operating gains, lower taxes, lower interest expense and fewer shares outstanding, partially offset by lower benefit plan non-service income.

◦Capital Return: The company returned $1.5 billion to shareholders in cash dividends and share repurchases.

2024 Outlook
    Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
For 2024, the company expects Organic Net Revenue growth of 3 to 5 percent, high single-digit Adjusted EPS growth on a constant currency basis based on 2023 Adjusted EPS incl. developed market gum1. The company expects for 2024 Free Cash Flow of $3.5+ billion. The company estimates currency translation would decrease 2024 net revenue growth by approximately 0.5 percent3 with a negative $0.03 impact to Adjusted EPS3.
Outlook is provided in the context of greater than usual volatility as a result of geopolitical uncertainty.
Conference Call
    Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.
About Mondelēz International
Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2023 net revenues of approximately $36 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate's Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index.
Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.
End Notes
1.Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted EPS incl. developed market gum, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.Earnings attributable to Mondelēz International.
3.Currency estimate is based on published rates from XE.com on January 24, 2024.

Additional Definitions
    Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
    Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:

•weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation), instability of certain financial institutions, volatility of commodity and other input costs and availability of commodities;
•geopolitical uncertainty, including the impact of ongoing or new developments in Ukraine and the Middle East, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;
•competition and our response to channel shifts and pricing and other competitive pressures;
•pricing actions and customer and consumer responses to such actions;
•promotion and protection of our reputation and brand image;
•weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;
•risks from operating globally, including in emerging markets, such as political, economic and regulatory risks;
•the outcome and effects on us of legal and tax proceedings and government investigations, including the European Commission legal matter;
•use of information technology and third party service providers;

•unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;
•our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Ricolino, Clif Bar, Chipita, Gourmet Food, Grenade and Hu;
•our investments and our ownership interests in those investments, including JDE Peet's;
•the restructuring program and our other transformation initiatives not yielding the anticipated benefits;
•changes in the assumptions on which the restructuring program is based;
•the impact of climate change on our supply chain and operations;
•global or regional health pandemics or epidemics;
•consolidation of retail customers and competition with retailer and other economy brands;
•changes in our relationships with customers, suppliers or distributors;
•management of our workforce and shifts in labor availability or labor costs;
•compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;
•perceived or actual product quality issues or product recalls;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•our ability to protect our intellectual property and intangible assets;
•tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;
•changes in currency exchange rates, controls and restrictions;
•volatility of and access to capital or other markets, rising interest rates, the effectiveness of our cash management programs and our liquidity;
•pension costs;
•significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and
•the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Schedule 1
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(in millions of U.S. dollars and shares, except per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net revenues	$9,314	$8,695	$36,016	$31,496
Cost of sales	(5,844)	(5,620)	(22,252)	(20,184)
Gross profit	3,470	3,075	13,764	11,312
Gross profit margin	37.3%	35.4%	38.2%	35.9%
Selling, general and administrative expenses	(2,259)	(2,131)	(8,002)	(7,384)
Asset impairment and exit costs	(89)	(74)	(217)	(262)
Gain on divestiture	108	—	108	—
Amortization of intangible assets	(37)	(36)	(151)	(132)
Operating income	1,193	834	5,502	3,534
Operating income margin	12.8%	9.6%	15.3%	11.2%
Benefit plan non-service income	22	24	82	117
Interest and other expense, net	(52)	(86)	(310)	(423)
Gain on marketable securities	—	—	606	—
Earnings before income taxes	1,163	772	5,880	3,228
Income tax provision	(257)	(270)	(1,537)	(865)
Effective tax rate	22.1%	35.0%	26.1%	26.8%
Gain/(loss) on equity method investment transactions	—	(3)	465	(22)
Equity method investment net earnings	44	85	160	385
Net earnings	950	584	4,968	2,726
less: Noncontrolling interest earnings	—	(1)	(9)	(9)
Net earnings attributable to Mondelēz International	$950	$583	$4,959	$2,717
Per share data:
Basic earnings per share attributable to Mondelēz International	$0.70	$0.43	$3.64	$1.97
Diluted earnings per share attributable to Mondelēz International	$0.70	$0.42	$3.62	$1.96
Average shares outstanding:
Basic	1,358	1,368	1,363	1,378
Diluted	1,364	1,375	1,370	1,385

Schedule 2
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions of U.S. dollars)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$1,810	$1,923
Trade receivables	3,634	3,088
Other receivables	878	819
Inventories, net	3,615	3,381
Other current assets	1,766	880
Total current assets	11,703	10,091
Property, plant and equipment, net	9,694	9,020
Operating lease right of use assets	683	660
Goodwill	23,896	23,450
Intangible assets, net	19,836	19,710
Prepaid pension assets	1,043	1,016
Deferred income taxes	408	473
Equity method investments	3,242	4,879
Other assets	886	1,862
TOTAL ASSETS	$71,391	$71,161
LIABILITIES
Short-term borrowings	$420	$2,299
Current portion of long-term debt	2,101	383
Accounts payable	8,321	7,562
Accrued marketing	2,683	2,370
Accrued employment costs	1,158	949
Other current liabilities	4,330	3,168
Total current liabilities	19,013	16,731
Long-term debt	16,887	20,251
Long-term operating lease liabilities	537	514
Deferred income taxes	3,292	3,437
Accrued pension costs	437	403
Accrued postretirement health care costs	124	217
Other liabilities	2,735	2,688
TOTAL LIABILITIES	43,025	44,241
EQUITY
Common Stock	—	—
Additional paid-in capital	32,216	32,143
Retained earnings	34,236	31,481
Accumulated other comprehensive losses	(10,946)	(10,947)
Treasury stock	(27,174)	(25,794)
Total Mondelēz International Shareholders' Equity	28,332	26,883
Noncontrolling interest	34	37
TOTAL EQUITY	28,366	26,920
TOTAL LIABILITIES AND EQUITY	$71,391	$71,161

	December 31, 2023	December 31, 2022	Incr/(Decr)
Short-term borrowings	$420	$2,299	$(1,879)
Current portion of long-term debt	2,101	383	1,718
Long-term debt	16,887	20,251	(3,364)
Total Debt	19,408	22,933	(3,525)
Cash and cash equivalents	1,810	1,923	(113)
Net Debt (1)	$17,598	$21,010	$(3,412)

(1) Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions of U.S. dollars)
(Unaudited)

	For the Twelve Months Ended December 31,
	2023	2022
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$4,968	$2,726
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	1,215	1,107
Stock-based compensation expense	146	120
Deferred income tax benefit	(37)	(42)
Asset impairments and accelerated depreciation	128	233
Loss on early extinguishment of debt	1	38
Gain on divestiture	(108)	—
(Gain)/loss on equity method investment transactions	(465)	22
Equity method investment net earnings	(160)	(385)
Distributions from equity method investments	137	184
Unrealized (gain)/loss on derivative contracts	(171)	338
Gain on marketable securities	(593)	—
Other non-cash items, net	140	88
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(628)	(719)
Inventories, net	(193)	(635)
Accounts payable	264	715
Other current assets	(120)	(286)
Other current liabilities	376	630
Change in pension and postretirement assets and liabilities, net	(186)	(226)
Net cash provided by operating activities	4,714	3,908
CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,112)	(906)
Acquisitions, net of cash received	19	(5,286)
Proceeds from divestitures including equity method and marketable security investments	4,099	601
Proceeds from derivative settlements	177	768
Payments for derivative settlements	(81)	(86)
Contributions to investments	(309)	(24)
Proceeds from sale of property, plant and equipment and other	19	45
Net cash provided by/(used in) investing activities	2,812	(4,888)
CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuance of Commercial paper, maturities greater than 90 days	67	—
Repayments of Commercial paper, maturities greater than 90 days	(67)	—
Net issuances/(repayments) of short-term borrowings	(1,869)	1,914
Long-term debt proceeds	277	4,490
Long-term debt repayments	(2,432)	(3,032)
Repurchases of Common Stock	(1,547)	(2,017)
Dividends paid	(2,160)	(1,985)
Other	173	174
Net cash used in financing activities	(7,558)	(456)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(32)	(169)
Cash, Cash Equivalents and Restricted Cash
(Decrease) / increase	(64)	(1,605)
Balance at beginning of period	1,948	3,553
Balance at end of period	$1,884	$1,948

Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.
The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES
The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the first quarter of 2023, the company added to the non-GAAP definition for divestitures the inclusion of changes from equity method investment accounting to accounting for equity interests with readily determinable fair values (“marketable securities”). In addition, the company added to the non-GAAP definitions the exclusion of gains or losses associated with marketable securities. In the fourth quarter of 2023, the company added to the non-GAAP definitions the exclusion of the operating results from short-term distributor agreements related to the sale of a business. In addition, the company added to the non-GAAP definitions the exclusion of realized gains and losses from derivatives that mitigate the foreign currency volatility related to the remeasurement of the respective net monetary assets or liabilities during the periods presented associated with applying highly inflationary accounting.

•“Organic Net Revenue” is defined as net revenues (the most comparable U.S. GAAP financial measure) excluding the impacts of acquisitions, divestitures, short-term distributor agreements related to the sale of a business and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.
•“Adjusted Gross Profit” is defined as gross profit (the most comparable U.S. GAAP financial measure) excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; operating results from short-term distributor agreements related to the sale of a business; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; inventory step-up charges; 2017 malware incident net recoveries; and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.
•“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (the most comparable U.S. GAAP financial measures) or segment operating income excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; the European commission legal matter; impact from pension participation changes; and costs associated with the JDE Peet's transaction. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.
•“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations (the most comparable U.S. GAAP financial measure) excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; mark-to-market unrealized gains or losses and realized gains or losses from marketable securities; initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investee's significant operating and non-operating items. The tax impact of each of the items excluded from the company’s U.S GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.
•"Adjusted EPS including the developed market gum business" is defined as the sum of (1) Adjusted EPS as described above within the non-GAAP financial measures definitions, and (2) the net earnings contribution from the developed market gum business divested on October 1, 2023, that has been removed from Adjusted EPS results for the periods prior to completion of this divestiture. Please see the 8-K issued on January 30, 2024 for additional details. As the developed market gum business was divested towards the end of the year, the company determined to include its net earnings for the partial year through October 1, 2023 in this additional non-GAAP EPS financial measure to facilitate comparison of the company's results to its 2023 outlook, as this previously disclosed outlook included the divested business.
•“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures (the most comparable U.S. GAAP financial measure). Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.
See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable U.S. GAAP financial measures for the three and twelve months ended December 31, 2023 and December 31, 2022. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME
The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.
ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS
The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures
Divestitures include completed sales of businesses, exits of major product lines upon completion of a sale or licensing agreement. the partial or full sale of an equity method investment and changes from equity method investment accounting to accounting for marketable securities. As the company records its share of JDE Peet’s ongoing earnings on a one-quarter lag basis, any JDE Peet’s ownership reductions are reflected as divestitures within the company's non-GAAP results the following quarter. Divestiture-related costs, which includes costs incurred in relation to the preparation and completion (including one-time costs such as severance related to elimination of stranded costs) for the company's divestitures as defined above, also includes costs incurred associated with the company's publicly announced processes to sell businesses.

•On October 1, 2023, the company completed the sale of its developed market gum business in the United States, Canada, and Europe to Perfetti Van Melle Group, excluding the Portugal business which the company retained pending regulatory approval. After obtaining the regulatory approval, the company completed the sale of the Portugal business to Perfetti Van Melle Group on October 23, 2023. The company received cash proceeds of $1.4 billion and recorded a pre-tax gain of $108 million on the sale. The divestitures of these businesses resulted in a year-over-year reduction in net revenues of $129 million in the three months and $14 million in the twelve months ended December 31, 2023. The company incurred divestiture-related costs of $17 million in the three months and $83 million in the twelve months ended December 31, 2023, and $6 million in the three months and $15 million in the twelve months ended December 31, 2022.
•The company's 2023 divestitures also included the company's sales of JDE Peet's shares during the three months ended September 30, 2023, the April 3, 2023 sale of JDE Peet's shares and the March 2, 2023 sale of KDP shares and the change from equity method investment accounting to accounting for marketable securities for the company's remaining equity interest in KDP. See the section on gains/losses on equity method investment transactions and marketable securities below for more information.
•On July 7, 2022, the company completed the sale of a business in Argentina including several local gum and candy brands and a manufacturing facility. In addition, the company's Kraft Heinz Company license agreement to produce and sell Kraft mayonnaise in Latin America countries, predominately Mexico, expired on September 1, 2022. The divestitures of these businesses resulted in a year-over-year reduction in net revenues of $22 million in the twelve months ended December 31, 2023. In addition, the company incurred divestiture-related costs of $3 million in the twelve months ended December 31, 2022.

Operating results from short-term distributor agreements
In the fourth quarter of 2023, the company began to exclude the operating results from short-term distributor agreements that have been executed in conjunction with the sale of a business. The company excludes this item to better facilitate comparisons of underlying performance across periods.

As part of the sale of the company's developed market gum business on October 1, 2023, the company entered into a short-term distribution agreement with the buyer, Perfetti Van Melle Group, to distribute gum products in certain European markets for up to six months. The company recorded net revenues of $22 million and operating income of $3 million in the three and twelve months ended December 31, 2023.

Acquisitions, Acquisition-related costs and Acquisition integration costs and contingent consideration adjustments
Acquisition-related costs, which includes transaction costs such as third party advisor, investment banking and legal fees, also includes one-time compensation expense related to the buyout of non-vested employee stock ownership plan shares and realized gains or losses from hedging activities associated with acquisition funds. Acquisition integration costs and contingent consideration adjustments include one-time costs related to the integration of acquisitions as well as any adjustments made to the fair market value of contingent compensation liabilities that have been previously booked for earn-outs related to acquisitions that do not relate to employee compensation expense. The company excludes these items to better facilitate comparisons of its underlying operating performance across periods.

On November 1, 2022, the company acquired 100% of the equity of Grupo Bimbo's confectionery business, Ricolino, located primarily in Mexico. The acquisition of Ricolino builds on our continued prioritization of fast-growing snacking segments in key geographies. The acquisition added incremental net revenues of $66 million during the three months and $572 million during the twelve months ended December 31, 2023 and operating income of $5 million during the three months and $36 million during the twelve months ended December 31, 2023. The company incurred acquisition integration costs of $20 million in the three months and $50 million in the twelve months ended

December 31, 2023, and $4 million in the three months and $11 million in the twelve months ended December 31, 2022. The company also incurred an inventory step-up charge of $5 million in the three and twelve months ended December 31, 2022. In addition, the company incurred acquisition-related costs of $11 million in the three months and $12 million in the twelve months ended December 31, 2022.

On August 1, 2022, the company acquired 100% of the equity of Clif Bar & Company (“Clif Bar”), a leading U.S. maker of nutritious energy bars with organic ingredients. The acquisition expands our global snacks bar business and complements our refrigerated snacking and performance nutrition bar portfolios. The acquisition added incremental net revenues of $529 million and operating income of $81 million during the twelve months ended December 31, 2023. The company incurred acquisition integration costs and contingent consideration adjustments of $72 million in the three months and $164 million in the twelve months ended December 31, 2023, and $14 million in the three months and $30 million in the twelve months ended December 31, 2022. These acquisition integration costs include an increase to the contingent consideration liability due to changes to underlying assumptions. An inventory step-up charge of $20 million in the twelve months ended December 31, 2022. In addition, the company incurred acquisition-related costs of $296 million in the twelve months ended December 31, 2022. These acquisition-related costs were primarily related to the buyout of the non-vested employee stock ownership plan shares.

On January 3, 2022, the company acquired 100% of the equity of Chipita Global S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company's existing portfolio and advances its strategy to become the global leader in broader snacking. The company incurred acquisition integration costs of $2 million in the three months and $17 million in the twelve months ended December 31, 2023, and $5 million in the three months and $90 million in the twelve months ended December 31, 2022. In addition, the company incurred acquisition-related costs of $1 million in the three months and $22 million in the twelve months ended December 31, 2022.
On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The company incurred acquisition integration costs of $3 million in the twelve months ended December 31, 2023, and $1 million in the twelve months ended December 31, 2022.
On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company's snacking portfolio in North America through growth opportunities in chocolate and other offerings in the well-being segment. The initial cash consideration paid was $229 million, net of cash received, and the company may be required to pay additional contingent consideration. The estimated fair value of the contingent consideration obligation at the acquisition date was $132 million and was determined using a Monte Carlo simulation based on forecasted future results. During the third quarter of 2021, the company recorded a $70 million reduction to the liability due to changes in the expected pace of growth. During the third quarter of 2022, the company recorded an additional $7 million reduction to the liability due to further changes to forecasted future results. During 2023, we recorded an additional $8 million reduction to the liability due to the final settlement and payment of the contingent consideration.
On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company's position in broader snacking. The company incurred acquisition integration costs and contingent consideration adjustments of $9 million in the three months and $20 million in the twelve months ended December 31, 2023, and $25 million in the three months and $26 million in the twelve months ended December 31, 2022. These acquisition integration costs include an increase to the contingent consideration liability due to changes to underlying assumptions.
Simplify to Grow Program
The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.
Restructuring costs
The company recorded restructuring charges of $58 million in the three months and $106 million in the twelve months ended December 31, 2023, and $28 million in the three months and $36 million in the twelve months ended December 31, 2022. This activity was recorded within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.
Implementation costs
Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $12 million in the three months and $25 million in the twelve months ended December 31, 2023, and $25 million in the three months and $87 million in the twelve months ended December 31, 2022.
Intangible asset impairment charges
During the company's 2023 annual testing of indefinite-life intangible assets, the company recorded intangible asset impairment charges of $26 million in the third quarter of 2023 related to a chocolate brand in the North America segment and a biscuit brand in the Europe segment. The impairments were driven by changes in projections as a result of current and expected operating environment.

During the company's 2022 annual testing of indefinite-life intangible assets, the company recorded a $23 million intangible asset impairment charge in the third quarter of 2022 related to one brand. The impairment arose due to lower than expected growth and profitability in a local biscuit brand in AMEA.

During the first quarter of 2022, the company recorded a $78 million intangible asset impairment charge in AMEA related to one local biscuit brand sold in select markets in AMEA and Europe.
Mark-to-market impacts from commodity and currency derivative contracts
The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company's operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded commodity, forecasted currency and equity method transaction derivatives net unrealized losses of $51 million in the three months and net unrealized gains of $185 million in the twelve months ended December 31, 2023, and recorded net unrealized losses of $98 million in the three months and $318 million in the twelve months ended December 31, 2022.
Remeasurement of net monetary position
The company translates the results of operations of its subsidiaries from multiple currencies using average exchange rates during each period and translate balance sheet accounts using exchange rates at the end of each period. The company records currency translation adjustments as a component of equity (except for highly inflationary currencies) and realized exchange gains and losses on transactions in earnings.

Highly inflationary accounting is triggered when a country’s three-year cumulative inflation rate exceeds 100%. It requires the remeasurement of financial statements of subsidiaries in the country, from the functional currency of the subsidiary to our U.S. dollar reporting currency, with currency remeasurement gains or losses recorded in earnings. At this time, within the company's consolidated entities, Argentina and Türkiye are accounted for as highly inflationary economies. For Argentina, the company recorded remeasurement losses of $38 million in the three months and $79 million in the twelve months ended December 31, 2023, and $12 million in the three months and $39 million in the twelve months ended December 31, 2022 related to the revaluation of the Argentinean peso denominated net monetary position over these periods. For Türkiye, the company recorded remeasurement loss of $19 million in the twelve months ended December 31, 2023, and a loss of $2 million in the three months and $1 million in the twelve months ended December 31, 2022 related to the revaluation of the Turkish lira denominated net monetary position over these periods. The company recorded these charges for Argentina and Türkiye within selling, general and administrative expenses.

Impact from pension participation changes
The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company's complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $491 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $2 million in the three months and $10 million in the twelve months ended December 31, 2023, and $3 million in the three months and $11 million in the twelve months ended December 31, 2022 within interest and other expense, net. As of December 31, 2023, the remaining discounted withdrawal liability was $328 million, with $15 million recorded in other current liabilities and $313 million recorded in long-term other liabilities.
Incremental costs due to the war in Ukraine
In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company's two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. During the first quarter of 2022, the company evaluated and impaired these and other assets. The company recorded $143 million of total expenses ($145 million after-tax) incurred as a direct result of the war. The company reversed $22 million during the remainder of 2022 and $1 million during the twelve months of 2023 of previously recorded charges primarily as a result of higher than expected collection of trade receivables and inventory recoveries. The company continues to make targeted repairs on both our plants and have partially reopened and restarted limited production in both plants.
European Commission legal matter
In November 2019, the European Commission informed the company that it initiated an investigation into the company's alleged infringement of European Union competition law through certain practices allegedly restricting cross-border trade within the European Economic Area. On January 28, 2021, the European Commission announced it had taken the next procedural step in its investigation and opened formal proceedings. As previously disclosed, the company has been cooperating with the investigation in an effort to reach a negotiated resolution in this matter. In the fourth quarter of 2022, the company had accrued (in accordance with U.S. GAAP) a liability of €300 million ($321 million) within other current liabilities in the consolidated balance sheet and selling, general and administrative expenses in the consolidated statement of earnings as an estimate of the possible cost to resolve this matter. During the fourth quarter of 2023, the company determined that it is likely to achieve a resolution with the European Commission that is expected to result in a liability of approximately €340 million ($375 million) in total. The company has adjusted its accrual accordingly. The company does not anticipate any modification of its business practices and agreements that would have a material impact on its ongoing business operations within the European Union.
Loss on debt extinguishment and related expenses
On March 18, 2022, the company completed a tender offer and redeemed long-term U.S. dollar denominated notes totaling $987 million. The company recorded a $129 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $38 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $91 million in unamortized forward starting swap losses in earnings at the time of the debt extinguishment.
Initial impacts from enacted tax law changes
The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform.

The company recorded net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation of $63 million in the three months and $78 million in the twelve months ended December 31, 2023. The company recorded a net tax benefit from the decrease of its deferred tax liabilities resulting from enacted tax legislation of $5 million in the three months and a net tax expense from the increase of its deferred tax liabilities of $17 million in the twelve months ended December 31, 2022.

Gains and losses on marketable securities and equity method investment transactions

Keurig Dr Pepper transactions
Our reduction in ownership in Keurig Dr Pepper Inc. (Nasdaq: "KDP") during the first quarter of 2023, to below 5% of the outstanding shares, resulted in a change of accounting for our KDP investment, from equity method investment accounting to accounting for equity interests with readily determinable fair values ("marketable securities") as the company no longer has significant influence. These marketable securities are measured at fair value based on quoted prices in active markets for identical assets (Level 1). Due to the change in accounting for the company's KDP investment, from equity method investment accounting to accounting as marketable securities, the company has treated the historical equity method earnings from KDP as a divestiture under the definitions of our non-GAAP financial measures. Therefore, the company has removed the equity method investment net earnings for KDP from its non-GAAP financial results for all historical periods presented to facilitate comparison of results.

On July 13, 2023, the company sold 23 million shares, the remainder of its shares of KDP. The company received proceeds of approximately $704 million.

On June 8, 2023, the company sold 23 million shares of KDP, which reduced our ownership by 1.6%, from 3.2% to 1.6% of the total outstanding shares. The company received proceeds of approximately $708 million.

On March 2, 2023, the company sold 30 million shares of KDP, which reduced the company's ownership interest by 2.1%, from 5.3% to 3.2% of the total outstanding shares. The company received proceeds of approximately $1.0 billion and recorded a pre-tax gain of $493 million (or $366 million after tax) during the first quarter of 2023.

In addition, the company has recorded a total gain on marketable securities of $593 million for the twelve months ended December 31, 2023. In addition, the company recorded dividend income of $13 million for the nine months ended December 31, 2023.

JDEP transactions
On March 30, 2023, the company issued options to sell shares of JDEP in tranches equivalent to approximately 7.7 million shares. These options were exercisable at their maturities which were between July 3, 2023 and September 29, 2023, with strike prices ranging from €26.10 to €28.71 per share. During the three months ended September 30, 2023, options were exercised on 2.2 million shares, which reduced the company's ownership by 0.4%, from 18.1% to 17.7% of the total outstanding shares. The company received cash proceeds of €57 million ($62 million) and recorded a loss of €3 million ($4 million) for these sales during the three months ended September 30, 2023.
On April 3, 2023, the company sold approximately 7.7 million shares of JDEP, which reduced the company's ownership interest by 1.6%, from 19.7% to 18.1% of the total outstanding shares. The company received €198 million ($217 million) of proceeds and recorded a loss of €18 million ($19 million) on this sale during the second quarter of 2023.

On May 8, 2022, the company sold approximately 18.6 million of our JDE Peet’s shares back to JDE Peet’s, which reduced the company's ownership interest by approximately 3% to 19.8%. The company received €500 million ($529 million) of proceeds and recorded a loss of €8 million ($8 million) on this sale during the second quarter of 2022.

The company considers these ownership reductions partial divestitures of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to the divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company's U.S. GAAP results, which include its equity method investment net earnings from JDE Peet's, did not change from what was previously reported.
Equity method investee items
Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investee's significant operating and non-operating items, such as acquisition and divestiture-related costs, restructuring program costs and initial impacts from enacted tax law changes.

Constant currency
Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK
The company’s outlook for 2024 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2024 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2024 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2024 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues
(in millions of U.S. dollars)
(Unaudited)

	Latin America	AMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2023
Reported (GAAP)	$1,262	$1,736		$3,538		$2,778		$9,314
Divestitures	—	—		—		(1)		(1)
Short-term distributor agreements	—	—		(22)		—		(22)
Acquisitions	(61)	—		—		—		(61)
Currency	103	56		15		1		175
Organic (Non-GAAP)	$1,304	$1,792		$3,531		$2,778		$9,405
For the Three Months Ended December 31, 2022
Reported (GAAP)	$1,014	$1,661		$3,210		$2,810		$8,695
Divestitures	—	—		(47)		(83)		(130)
Organic (Non-GAAP)	$1,014	$1,661		$3,163		$2,727		$8,565
$ Change - Reported (GAAP)	$248	$75		$328		$(32)		$619
$ Change - Organic (Non-GAAP)	290	131		368		51		840
% Change - Reported (GAAP)	24.5%	4.5%		10.2%		(1.1)%		7.1%
Divestitures	- pp	- pp		1.7 pp		2.9 pp		1.6 pp
Short-term distributor agreements	—	—		(0.7)		—		(0.2)
Acquisitions	(6.0)	—		—		—		(0.7)
Currency	10.1	3.4		0.4		0.1		2.0
% Change - Organic (Non-GAAP)	28.6%	7.9%		11.6%		1.9%		9.8%
Vol/Mix	2.1 pp	(0.2)	pp	3.3	pp	(5.5)	pp	(0.4)pp
Pricing	26.5	8.1		8.3		7.4		10.2

	Latin America	AMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2023
Reported (GAAP)	$5,006	$7,075		$12,857		$11,078		$36,016
Divestitures	—	—		(174)		(310)		(484)
Short-term distributor agreements	—	—		(22)		—		(22)
Acquisitions	(507)	—		—		(529)		(1,036)
Currency	363	486		216		31		1,096
Organic (Non-GAAP)	$4,862	$7,561		$12,877		$10,270		$35,570
For the Twelve Months Ended December 31, 2022
Reported (GAAP)	$3,629	$6,767		$11,420		$9,680		$31,496
Divestitures	(22)	—		(178)		(298)		(498)
Organic (Non-GAAP)	$3,607	$6,767		$11,242		$9,382		$30,998
$ Change - Reported (GAAP)	$1,377	$308		$1,437		$1,398		$4,520
$ Change - Organic (Non-GAAP)	1,255	794		1,635		888		4,572
% Change - Reported (GAAP)	37.9%	4.6%		12.6%		14.4%		14.4%
Divestitures	0.9 pp	- pp		0.2 pp		0.4 pp		0.2 pp
Short-term distributor agreements	—	—		(0.2)		—		—
Acquisitions	(14.0)	—		—		(5.6)		(3.4)
Currency	10.0	7.1		1.9		0.3		3.5
% Change - Organic (Non-GAAP)	34.8%	11.7%		14.5%		9.5%		14.7%
Vol/Mix	3.8 pp	3.1	pp	0.7	pp	—	pp	1.3 pp
Pricing	31.0	8.6		13.8		9.5		13.4

Schedule 4b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues — Markets
(in millions of U.S. dollars)
(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended December 31, 2023
Reported (GAAP)	$3,580	$5,734	$9,314
Divestitures	(1)	—	(1)
Short-term distributor agreements	(2)	(20)	(22)
Acquisitions	(61)	—	(61)
Currency	296	(121)	175
Organic (Non-GAAP)	$3,812	$5,593	$9,405
For the Three Months Ended December 31, 2022
Reported (GAAP)	$3,320	$5,375	$8,695
Divestitures	(2)	(128)	(130)
Organic (Non-GAAP)	$3,318	$5,247	$8,565
$ Change - Reported (GAAP)	$260	$359	$619
$ Change - Organic (Non-GAAP)	494	346	840
% Change - Reported (GAAP)	7.8%	6.7%	7.1%
Divestitures	0.1 pp	2.6 pp	1.6 pp
Short-term distributor agreements	(0.1)	(0.4)	(0.2)
Acquisitions	(1.8)	—	(0.7)
Currency	8.9	(2.3)	2.0
% Change - Organic (Non-GAAP)	14.9%	6.6%	9.8%
Vol/Mix	1.2 pp	(1.3)pp	(0.4)pp
Pricing	13.7	7.9	10.2

	Emerging Markets	Developed Markets	Mondelēz International
For the Twelve Months Ended December 31, 2023
Reported (GAAP)	$14,011	$22,005	$36,016
Divestitures	(5)	(479)	(484)
Short-term distributor agreements	(2)	(20)	(22)
Acquisitions	(507)	(529)	(1,036)
Currency	1,138	(42)	1,096
Organic (Non-GAAP)	$14,635	$20,935	$35,570
For the Twelve Months Ended December 31, 2022
Reported (GAAP)	$12,184	$19,312	$31,496
Divestitures	(27)	(471)	(498)
Organic (Non-GAAP)	$12,157	$18,841	$30,998
$ Change - Reported (GAAP)	$1,827	$2,693	$4,520
$ Change - Organic (Non-GAAP)	2,478	2,094	4,572
% Change - Reported (GAAP)	15.0%	13.9%	14.4%
Divestitures	0.2 pp	0.4 pp	0.2 pp
Short-term distributor agreements	—	(0.2)	—
Acquisitions	(4.2)	(2.8)	(3.4)
Currency	9.4	(0.2)	3.5
% Change - Organic (Non-GAAP)	20.4%	11.1%	14.7%
Vol/Mix	2.8 pp	0.4 pp	1.3 pp
Pricing	17.6	10.7	13.4

Schedule 5a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended December 31, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$9,314	$3,470	37.3%	$1,193	12.8%
Simplify to Grow Program	—	5		70
Mark-to-market (gains)/losses from derivatives	—	53		50
Acquisition integration costs and contingent consideration adjustments	—	10		103
Gain on divestiture	—	—		(108)
Divestiture-related costs	—	(1)		17
Operating results from divestitures	(1)	—		(1)
Operating results from short-term distributor agreements	(22)	(5)		(3)
European Commission legal matter	—	—		43
Incremental costs due to war in Ukraine	—	1		1
Remeasurement of net monetary position	—	—		38
Adjusted (Non-GAAP)	$9,291	$3,533	38.0%	$1,403	15.1%
Currency		56		7
Adjusted @ Constant FX (Non-GAAP)		$3,589		$1,410

	For the Three Months Ended December 31, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$8,695	$3,075	35.4%	$834	9.6%
Simplify to Grow Program	—	12		53
Mark-to-market (gains)/losses from derivatives	—	59		58
Acquisition integration costs and contingent consideration adjustments	—	4		40
Inventory step-up	—	5		5
Acquisition-related costs	—	—		12
Divestiture-related costs	—	—		6
Operating results from divestitures	(130)	(72)		(45)
2017 Malware incident net recoveries	—	(25)		(37)
European Commission legal matter	—	—		318
Incremental costs due to war in Ukraine	—	1		—
Remeasurement of net monetary position	—	—		14
Impact from pension participation changes	—	(1)		(1)
Adjusted (Non-GAAP)	$8,565	$3,058	35.7%	$1,257	14.7%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$395		$359
$ Change - Adjusted (Non-GAAP)		475		146
$ Change - Adjusted @ Constant FX (Non-GAAP)		531		153
% Change - Reported (GAAP)		12.8%		43.0%
% Change - Adjusted (Non-GAAP)		15.5%		11.6%
% Change - Adjusted @ Constant FX (Non-GAAP)		17.4%		12.2%

Schedule 5b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Twelve Months Ended December 31, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$36,016	$13,764	38.2%	$5,502	15.3%
Simplify to Grow Program	—	9		131
Intangible asset impairment charges	—	—		26
Mark-to-market (gains)/losses from derivatives	—	(185)		(189)
Acquisition integration costs and contingent consideration adjustments	—	25		246
Gain on divestiture	—	—		(108)
Divestiture-related costs	—	—		83
Operating results from divestitures	(484)	(274)		(194)
Operating results from short-term distributor agreements	(22)	(5)		(3)
European Commission legal matter	—	—		43
Incremental costs due to war in Ukraine	—	—		(1)
Remeasurement of net monetary position	—	—		98
Adjusted (Non-GAAP)	$35,510	$13,334	37.5%	$5,634	15.9%
Currency		383		190
Adjusted @ Constant FX (Non-GAAP)		$13,717		$5,824

	For the Twelve Months Ended December 31, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$31,496	$11,312	35.9%	$3,534	11.2%
Simplify to Grow Program	—	45		122
Intangible asset impairment charges	—	—		101
Mark-to-market (gains)/losses from derivatives	—	324		326
Acquisition integration costs and contingent consideration adjustments	—	6		136
Inventory step-up	—	25		25
Acquisition-related costs	—	72		330
Divestiture-related costs	—	3		18
Operating results from divestitures	(498)	(251)		(148)
2017 Malware incident net recoveries	—	(25)		(37)
European Commission legal matter	—	—		318
Incremental costs due to war in Ukraine	—	36		121
Remeasurement of net monetary position	—	—		40
Impact from pension participation changes	—	(1)		(1)
Adjusted (Non-GAAP)	$30,998	$11,546	37.2%	$4,885	15.8%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$2,452		$1,968
$ Change - Adjusted (Non-GAAP)		1,788		749
$ Change - Adjusted @ Constant FX (Non-GAAP)		2,171		939
% Change - Reported (GAAP)		21.7%		55.7%
% Change - Adjusted (Non-GAAP)		15.5%		15.3%
% Change - Adjusted @ Constant FX (Non-GAAP)		18.8%		19.2%

Schedule 6a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended December 31, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,193	$(22)	$52	$—	$1,163	$257	22.1%	$—	$(44)	$—	$950	$0.70
Simplify to Grow Program	70	—	—	—	70	17		—	—	—	53	0.04
Mark-to-market (gains)/losses from derivatives	50	—	(1)	—	51	17		—	—	—	34	0.02
Acquisition integration costs and contingent consideration adjustments	103	—	—	—	103	21		—	—	—	82	0.06
Gain on divestiture	(108)	—	—	—	(108)	8		—	—	—	(116)	(0.09)
Divestiture-related costs	17	—	—	—	17	3		—	—	—	14	0.01
Operating results from divestitures	(1)	—	—	—	(1)	(1)		—	—	—	—	—
Operating results from short-term distributor agreements	(3)	—	—	—	(3)	—		—	—	—	(3)	—
European Commission legal matter	43	—	—	—	43	24		—	—	—	19	0.01
Incremental costs due to war in Ukraine	1	—	—	—	1	—		—	—	—	1	—
Remeasurement of net monetary position	38	—	—	—	38	—		—	—	—	38	0.03
Impact from pension participation changes	—	—	(2)	—	2	1		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(68)		—	—	—	68	0.05
Gain on marketable securities	—	—	—	—	—	2		—	—	—	(2)	—
Equity method investee items	—	—	—	—	—	—		—	(11)	—	11	0.01
Adjusted (Non-GAAP)	$1,403	$(22)	$49	$—	$1,376	$281	20.4%	$—	$(55)	$—	$1,150	$0.84
Currency											(2)	—
Adjusted @ Constant FX (Non-GAAP)											$1,148	$0.84
Diluted Average Shares Outstanding												1,364
	For the Three Months Ended December 31, 2022
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$834	$(24)	$86	$—	$772	$270	35.0%	$3	$(85)	$1	$583	$0.42
Simplify to Grow Program	53	—	—	—	53	10		—	—	—	43	0.03
Mark-to-market (gains)/losses from derivatives	58	—	(43)	—	101	15		3	—	—	83	0.06
Acquisition integration costs and contingent consideration adjustments	40	(8)	—	—	48	15		—	—	—	33	0.03
Inventory step-up	5	—	—	—	5	2		—	—	—	3	—
Acquisition-related costs	12	—	76	—	(64)	(14)		—	—	—	(50)	(0.04)
Divestiture-related costs	6	—	—	—	6	6		—	—	—	—	—
Operating results from divestitures	(45)	—	—	—	(45)	(12)		—	16	—	(49)	(0.04)
2017 Malware incident recoveries, net	(37)	—	—	—	(37)	(10)		—	—	—	(27)	(0.02)
European Commission competition law matter	318	—	—	—	318	—		—	—	—	318	0.23
Remeasurement of net monetary position	14	—	—	—	14	—		—	—	—	14	0.01
Impact from pension participation changes	(1)	—	(3)	—	2	1		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	—	5		—	—	—	(5)	—
Loss on equity method investment transactions	—	—	—	—	—	(1)		(6)	—	—	7	0.01
Equity method investee items	—	—	—	—	—	—		—	18	—	(18)	(0.01)
Adjusted (Non-GAAP)	$1,257	$(32)	$116	$—	$1,173	$287	24.5%	$—	$(51)	$1	$936	$0.68
Diluted Average Shares Outstanding												1,375
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Twelve Months Ended December 31, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$5,502	$(82)	$310	$(606)	$5,880	$1,537	26.1%	$(465)	$(160)	$9	$4,959	$3.62
Simplify to Grow Program	131	—	—	—	131	26		—	—	—	105	0.08
Intangible asset impairment charges	26	—	—	—	26	6		—	—	—	20	0.01
Mark-to-market (gains)/losses from derivatives	(189)	—	(7)	—	(182)	(21)		3	—	—	(164)	(0.12)
Acquisition integration costs and contingent consideration adjustments	246	—	—	—	246	60		—	—	—	186	0.14
Gain on divestiture	(108)	—	—	—	(108)	8		—	—	—	(116)	(0.08)
Divestiture-related costs	83	—	—	—	83	25		—	—	—	58	0.04
Operating results from divestitures	(194)	—	—	—	(194)	(46)		—	28	—	(176)	(0.13)
Operating results from short-term distributor agreements	(3)	—	—	—	(3)	—		—	—	—	(3)	—
European Commission legal matter	43	—	—	—	43	24		—	—	—	19	0.01
Incremental costs due to war in Ukraine	(1)	—	—	—	(1)	—		—	—	—	(1)	—
Remeasurement of net monetary position	98	—	—	—	98	—		—	—	—	98	0.07
Impact from pension participation changes	—	—	(10)	—	10	3		—	—	—	7	0.01
Loss on debt extinguishment and related expenses	—	—	(1)	—	1	—		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(83)		—	—	—	83	0.06
Gain on marketable securities	—	—	—	593	(593)	(133)		—	—	—	(460)	(0.34)
Gain on equity method investment transactions	—	—	—	—	—	(124)		462	—	—	(338)	(0.25)
Equity method investee items	—	—	—	—	—	—		—	(93)	—	93	0.07
Adjusted (Non-GAAP)	$5,634	$(82)	$292	$(13)	$5,437	$1,282	23.6%	$—	$(225)	$9	$4,371	$3.19
Currency											172	0.13
Adjusted @ Constant FX (Non-GAAP)											$4,543	$3.32
Diluted Average Shares Outstanding												1,370
	For the Twelve Months Ended December 31, 2022
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,534	$(117)	$423	$—	$3,228	$865	26.8%	$22	$(385)	$9	$2,717	$1.96
Simplify to Grow Program	122	(1)	—	—	123	26		—	—	—	97	0.07
Intangible asset impairment charges	101	—	—	—	101	25		—	—	—	76	0.05
Mark-to-market (gains)/losses from derivatives	326	—	8	—	318	56		—	—	—	262	0.19
Acquisition integration costs and contingent consideration adjustments	136	(8)	(4)	—	148	72		—	—	—	76	0.05
Inventory step-up	25	—	—	—	25	7		—	—	—	18	0.01
Acquisition-related costs	330	—	76	—	254	(11)		—	—	—	265	0.19
Divestiture-related costs	18	—	—	—	18	9		—	—	—	9	0.01
Operating results from divestitures	(148)	—	—	—	(148)	(50)		—	133	—	(231)	(0.16)
2017 Malware incident recoveries, net	(37)	—	—	—	(37)	(10)		—	—	—	(27)	(0.02)
European Commission competition law matter	318	—	—	—	318	—		—	—	—	318	0.23
Incremental costs due to war in Ukraine	121	—	—	—	121	(4)		—	—	—	125	0.09
Remeasurement of net monetary position	40	—	—	—	40	—		—	—	—	40	0.03
Impact from pension participation changes	(1)	—	(11)	—	10	3		—	—	—	7	0.01
Loss on debt extinguishment and related expenses	—	—	(129)	—	129	31		—	—	—	98	0.07
Initial impacts from enacted tax law changes	—	—	—	—	—	(17)		—	—	—	17	0.01
Loss on equity method investment transactions	—	—	—	—	—	(2)		(22)	—	—	24	0.02
Equity method investee items	—	—	—	—	—	—		—	25	—	(25)	(0.02)
Adjusted (Non-GAAP)	$4,885	$(126)	$363	$—	$4,648	$1,000	21.5%	$—	$(227)	$9	$3,866	$2.79
Diluted Average Shares Outstanding												1,385
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Three Months Ended December 31,
	2023	2022	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.70	$0.42	$0.28	66.7%
Simplify to Grow Program	0.04	0.03	0.01
Mark-to-market (gains)/losses from derivatives	0.02	0.06	(0.04)
Acquisition integration costs and contingent consideration adjustments	0.06	0.03	0.03
Acquisition-related costs	—	(0.04)	0.04
Gain on divestiture	(0.09)	—	(0.09)
Divestiture-related costs	0.01	—	0.01
Operating results from divestitures	—	(0.04)	0.04
2017 Malware incident net recoveries	—	(0.02)	0.02
European Commission legal matter	0.01	0.23	(0.22)
Remeasurement of net monetary position	0.03	0.01	0.02
Initial impacts from enacted tax law changes	0.05	—	0.05
Loss on equity method investment transactions	—	0.01	(0.01)
Equity method investee items	0.01	(0.01)	0.02
Adjusted EPS (Non-GAAP)	$0.84	$0.68	$0.16	23.5%
Impact of currency	—	—	—
Adjusted EPS @ Constant FX (Non-GAAP)	$0.84	$0.68	$0.16	23.5%
Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.09
Impact from acquisitions			—
Change in benefit plan non-service income			(0.01)
Change in interest and other expense, net			0.03
Dividend income from marketable securities			—
Change in equity method investment net earnings			—
Change in income taxes			0.04
Change in shares outstanding			0.01
			$0.16

Schedule 7b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Twelve Months Ended December 31,
	2023	2022	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$3.62	$1.96	$1.66	84.7%
Simplify to Grow Program	0.08	0.07	0.01
Intangible asset impairment charges	0.01	0.05	(0.04)
Mark-to-market (gains)/losses from derivatives	(0.12)	0.19	(0.31)
Acquisition integration costs and contingent consideration adjustments	0.14	0.05	0.09
Inventory step-up	—	0.01	(0.01)
Acquisition-related costs	—	0.19	(0.19)
Gain on divestiture	(0.08)	—	(0.08)
Divestiture-related costs	0.04	0.01	0.03
Operating results from divestitures	(0.13)	(0.16)	0.03
2017 Malware incident net recoveries	—	(0.02)	0.02
European Commission legal matter	0.01	0.23	(0.22)
Incremental costs due to war in Ukraine	—	0.09	(0.09)
Remeasurement of net monetary position	0.07	0.03	0.04
Impact from pension participation changes	0.01	0.01	—
Loss on debt extinguishment and related expenses	—	0.07	(0.07)
Initial impacts from enacted tax law changes	0.06	0.01	0.05
Gain on marketable securities	(0.34)	—	(0.34)
(Gain)/loss on equity method investment transactions	(0.25)	0.02	(0.27)
Equity method investee items	0.07	(0.02)	0.09
Adjusted EPS (Non-GAAP)	$3.19	$2.79	$0.40	14.3%
Impact of unfavorable currency	0.13	—	0.13
Adjusted EPS @ Constant FX (Non-GAAP)	$3.32	$2.79	$0.53	19.0%
Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.47
Impact from acquisitions			0.06
Change in benefit plan non-service income			(0.03)
Change in interest and other expense, net			0.04
Dividend income from marketable securities			0.01
Change in equity method investment net earnings			—
Change in income taxes			(0.05)
Change in shares outstanding			0.03
			$0.53

Schedule 8a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,262	$1,736	$3,538	$2,778	$—	$—	$—	$—	$9,314
Divestitures	—	—	—	(1)	—	—	—	—	(1)
Short-term distributor agreements	—	—	(22)	—	—	—	—	—	(22)
Adjusted (Non-GAAP)	$1,262	$1,736	$3,516	$2,777	$—	$—	$—	$—	$9,291
Operating Income
Reported (GAAP)	$100	$244	$528	$414	$(50)	$(114)	$(37)	$108	$1,193
Simplify to Grow Program	—	1	61	7	—	1	—	—	70
Mark-to-market (gains)/losses from derivatives	—	—	—	—	50	—	—	—	50
Acquisition integration costs and contingent consideration adjustments	21	1	4	79	—	(2)	—	—	103
Gain on divestiture	—	—	—	—	—	—	—	(108)	(108)
Divestiture-related costs	—	—	9	5	—	3	—	—	17
Operating results from divestitures	—	—	—	—	—	(1)	—	—	(1)
Operating results from short-term distributor agreements	—	—	(3)	—	—	—	—	—	(3)
European Commission legal matter	—	—	43	—	—	—	—	—	43
Incremental costs due to war in Ukraine	—	—	1	—	—	—	—	—	1
Remeasurement of net monetary position	38	—	—	—	—	—	—	—	38
Adjusted (Non-GAAP)	$159	$246	$643	$505	$—	$(113)	$(37)	$—	$1,403
Currency	2	(3)	5	—	—	2	1	—	7
Adjusted @ Constant FX (Non-GAAP)	$161	$243	$648	$505	$—	$(111)	$(36)	$—	$1,410
$ Change - Reported (GAAP)	$17	$55	$217	$(18)	n/m	$(39)	$(1)	n/m	$359
$ Change - Adjusted (Non-GAAP)	51	41	5	44	n/m	8	(3)	n/m	146
$ Change - Adjusted @ Constant FX (Non-GAAP)	53	38	10	44	n/m	10	(2)	n/m	153
% Change - Reported (GAAP)	20.5%	29.1%	69.8%	(4.2)%	n/m	(52.0)%	(2.8)%	n/m	43.0%
% Change - Adjusted (Non-GAAP)	47.2%	20.0%	0.8%	9.5%	n/m	6.6%	(8.8)%	n/m	11.6%
% Change - Adjusted @ Constant FX (Non-GAAP)	49.1%	18.5%	1.6%	9.5%	n/m	8.3%	(5.9)%	n/m	12.2%
Operating Income Margin
Reported %	7.9%	14.1%	14.9%	14.9%					12.8%
Reported pp change	(0.3)pp	2.7 pp	5.2 pp	(0.5)pp					3.2 pp
Adjusted %	12.6%	14.2%	18.3%	18.2%					15.1%
Adjusted pp change	1.9 pp	1.9 pp	(1.9)pp	1.3 pp					0.4 pp

	For the Three Months Ended December 31, 2022
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,014	$1,661	$3,210	$2,810	$—	$—	$—	$—	$8,695
Divestitures	—	—	(47)	(83)	—	—	—	—	(130)
Adjusted (Non-GAAP)	$1,014	$1,661	$3,163	$2,727	$—	$—	$—	$—	$8,565
Operating Income
Reported (GAAP)	$83	$189	$311	$432	$(58)	$(75)	$(36)	$(12)	$834
Simplify to Grow Program	1	12	18	21	—	1	—	—	53
Mark-to-market (gains)/losses from derivatives	—	—	—	—	58	—	—	—	58
Acquisition integration costs and contingent consideration adjustments	5	—	(3)	38	—	—	—	—	40
Inventory step-up	5	—	—	—	—	—	—	—	5
Acquisition-related costs	—	—	—	—	—	—	—	12	12
Divestiture-related costs	—	—	1	—	—	5	—	—	6
Operating results from divestitures	—	—	(15)	(32)	—	—	2	—	(45)
2017 Malware incident net recoveries	2	4	7	2	—	(52)	—	—	(37)
European Commission legal matter	—	—	318	—	—	—	—	—	318
Remeasurement of net monetary position	12	—	2	—	—	—	—	—	14
Impact from pension participation changes	—	—	(1)	—	—	—	—	—	(1)
Adjusted (Non-GAAP)	$108	$205	$638	$461	$—	$(121)	$(34)	$—	$1,257
Operating Income Margin
Reported %	8.2%	11.4%	9.7%	15.4%					9.6%
Adjusted %	10.7%	12.3%	20.2%	16.9%					14.7%

Schedule 8b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$5,006	$7,075	$12,857	$11,078	$—	$—	$—	$—	$36,016
Divestitures	—	—	(174)	(310)	—	—	—	—	(484)
Short-term distributor agreements	—	—	(22)	—	—	—	—	—	(22)
Adjusted (Non-GAAP)	$5,006	$7,075	$12,661	$10,768	$—	$—	$—	$—	$35,510
Operating Income
Reported (GAAP)	$529	$1,113	$1,978	$2,092	$189	$(356)	$(151)	$108	$5,502
Simplify to Grow Program	(2)	7	91	27	—	8	—	—	131
Intangible asset impairment charges	—	—	6	20	—	—	—	—	26
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(189)	—	—	—	(189)
Acquisition integration costs and contingent consideration adjustments	50	3	19	172	—	2	—	—	246
Gain on divestiture	—	—	—	—	—	—	—	(108)	(108)
Divestiture-related costs	—	—	58	15	—	10	—	—	83
Operating results from divestitures	—	—	(59)	(136)	—	(1)	2	—	(194)
Operating results from short-term distributor agreements	—	—	(3)	—	—	—	—	—	(3)
2017 Malware incident net recoveries	—	—	—	—	—	—	—	—	—
European Commission legal matter	—	—	43	—	—	—	—	—	43
Incremental costs due to war in Ukraine	—	—	(1)	—	—	—	—	—	(1)
Remeasurement of net monetary position	79	—	19	—	—	—	—	—	98
Adjusted (Non-GAAP)	$656	$1,123	$2,151	$2,190	$—	$(337)	$(149)	$—	$5,634
Currency	5	84	98	5	—	(5)	3	—	190
Adjusted @ Constant FX (Non-GAAP)	$661	$1,207	$2,249	$2,195	$—	$(342)	$(146)	$—	$5,824
$ Change - Reported (GAAP)	$141	$184	$497	$323	n/m	$(111)	$(19)	n/m	$1,968
$ Change - Adjusted (Non-GAAP)	211	69	158	401	n/m	(66)	(24)	n/m	749
$ Change - Adjusted @ Constant FX (Non-GAAP)	216	153	256	406	n/m	(71)	(21)	n/m	939
% Change - Reported (GAAP)	36.3%	19.8%	33.6%	18.3%	n/m	(45.3)%	(14.4)%	n/m	55.7%
% Change - Adjusted (Non-GAAP)	47.4%	6.5%	7.9%	22.4%	n/m	(24.4)%	(19.2)%	n/m	15.3%
% Change - Adjusted @ Constant FX (Non-GAAP)	48.5%	14.5%	12.8%	22.7%	n/m	(26.2)%	(16.8)%	n/m	19.2%
Operating Income Margin
Reported %	10.6%	15.7%	15.4%	18.9%					15.3%
Reported pp change	(0.1)pp	2.0 pp	2.4 pp	0.6 pp					4.1 pp
Adjusted %	13.1%	15.9%	17.0%	20.3%					15.9%
Adjusted pp change	0.8 pp	0.3 pp	(0.7)pp	1.2 pp					0.1 pp

	For the Twelve Months Ended December 31, 2022
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,629	$6,767	$11,420	$9,680	$—	$—	$—	$—	$31,496
Divestitures	(22)	—	(178)	(298)	—	—	—	—	(498)
Adjusted (Non-GAAP)	$3,607	$6,767	$11,242	$9,382	$—	$—	$—	$—	$30,998
Operating Income
Reported (GAAP)	$388	$929	$1,481	$1,769	$(326)	$(245)	$(132)	$(330)	$3,534
Simplify to Grow Program	1	19	41	49	—	12	—	—	122
Intangible asset impairment charges	—	101	—	—	—	—	—	—	101
Mark-to-market (gains)/losses from derivatives	—	—	—	—	326	—	—	—	326
Acquisition integration costs and contingent consideration adjustments	11	1	78	46	—	—	—	—	136
Inventory step-up	5	—	—	20	—	—	—	—	25
Acquisition-related costs	—	—	—	—	—	—	—	330	330
Divestiture-related costs	3	—	1	—	—	14	—	—	18
Operating results from divestitures	(4)	—	(54)	(97)	—	—	7	—	(148)
2017 Malware incident net recoveries	2	4	7	2	—	(52)	—	—	(37)
European Commission legal matter	—	—	318	—	—	—	—	—	318
Incremental costs due to war in Ukraine	—	—	121	—	—	—	—	—	121
Remeasurement of net monetary position	39	—	1	—	—	—	—	—	40
Impact from pension participation changes	—	—	(1)	—	—	—	—	—	(1)
Adjusted (Non-GAAP)	$445	$1,054	$1,993	$1,789	$—	$(271)	$(125)	$—	$4,885
Operating Income Margin
Reported %	10.7%	13.7%	13.0%	18.3%					11.2%
Adjusted %	12.3%	15.6%	17.7%	19.1%					15.8%

Schedule 9
Mondelēz International, Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Measures Net Cash Provided by Operating Activities to Free Cash Flow (in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31,
	2023	2022	$ Change
Net Cash Provided by Operating Activities (GAAP)	$4,714	$3,908	$806
Capital Expenditures	(1,112)	(906)	(206)
Free Cash Flow (Non-GAAP)	$3,602	$3,002	$600